Exhibit 99


                                                       Contact:  Lee Brunson
                                                              (863) 680-5339




           Publix Reports Second Quarter Results and Stock Price

LAKELAND, Fla., Aug. 1, 2003 -- Publix's sales for the second quarter of 2003 were approximately $4.1 billion, a 7.5 percent increase from last year's $3.8 billion. Comparable-store sales for the second quarter of 2003 increased 1.4 percent. The second quarter of 2003 benefited from the late Easter holiday, which was in the first quarter of 2002.
      Net earnings for the second quarter were approximately $161.5 million this year, compared to $141.4 million in 2002, an increase of 14.2 percent. Earnings per share were $0.87 for the second quarter of 2003, compared to $0.72 in the second quarter of 2002.
      Publix's sales for the first half of 2003 were approximately $8.4 billion, a 5.1 percent increase from last year's $8.0 billion. Net earnings for the first half of 2003 were approximately $348.6 million, compared to $336.6 million in 2002, an increase of 3.6 percent. Earnings per share increased to $1.86 for the first half of 2003, up from $1.71 per share in 2002.
      These amounts are based on unaudited reports that will be filed later this month with the U.S. Securities and Exchange Commission. The company's quarterly report to the SEC, Form 10-Q, will be available on its Web site at www.publix.com/stock on August 13, 2003.
      Based on the most recent appraisal, Publix stock increased $4.75 from $37.50 per share to $42.25 per share. Publix stock is not publicly traded and is made available for sale only to current Publix associates and members of its board of directors.
      "I'm very pleased that our solid operating performance and improvements in the stock market resulted in an increase in our stock price," Publix CEO Charlie Jenkins Jr. said.
      Publix is owned and operated by its 119,500 employees, with 2002 sales of $15.9 billion. Currently Publix has 768 stores in Florida, Georgia, South Carolina, Alabama and Tennessee. The company has been named one of Fortune's "100 Best Companies to Work For in America" for six consecutive years. In addition, Publix's dedication to superior quality and customer service is recognized as tops in the grocery business, most recently by an American Customer Index survey. For more information, visit the company's Web site, www.publix.com. ###